EXHIBIT 10.1

AMENDMENT NO. 1 TO

OPTION AGREEMENT

DATED AUGUST 5, 2008

This Amendment No. 1(“Amendment No. 1”) to the Option Agreement, dated August 5, 2008 (the “Option Agreement”), by and among Gryphon Gold Corporation, a Nevada corporation (the “Company”), Gerald Baughman, an individual, and Fabiola Baughman, an individual, and together with Gerald Baughman, husband and wife (jointly, the “Debtholders”) and Nevada Eagle Resources LLC, a Nevada limited liability company, as guarantor (“Nevada Eagle”), is entered into effective as of February 5, 2010 (the “Effective Date”).

WHEREAS, the Company issued the Debtholders a 5% Convertible Note, due March 30, 2010, dated August 21, 2009 (Certificate No. CN2007-001), in the principal amount of five million dollars and no cents ($5,000,000) (the “Convertible Note”) as partial consideration in connection with the purchase of all of the outstanding common limited liability company interests of Nevada Eagle under the terms of a Membership Interest Purchase Agreement dated July 4, 2007; and

WHEREAS, the Convertible Note is currently convertible into shares of common stock of the Company at $1.00 per share, escalating to $1.25 per share after the first anniversary, escalating to $1.50 after the second anniversary and escalating to $1.75 if converted on March 30, 2010 (the “Current Conversion Price”); and

WHEREAS, on August 5, 2008, the Company, the Debtholders and Nevada Eagle entered into the Option Agreement which granted the Company the option, exercisable for an initial term of one year (extendable for an additional six months) (the “Option”) to amend the terms of the Convertible Note to (a) convert two million five hundred thousand dollars ($2,500,000) of principal of Convertible Note as follows: (i) five hundred thousand dollars ($500,000) paid in cash (the “Option Exercise Price”); and (ii) two million dollars ($2,000,000) paid by issuing 4,000,000 shares of common stock of the Company at a deemed value of $0.50 per share (the “Option Shares”); and (b) amend the Convertible Note with the remaining principal amount of two million five hundred thousand dollars ($2,500,000) as follows: (i) extend the due date to March 30, 2012; (ii) amend Section 3.2 of the Convertible Note so that the Convertible Note is convertible at $0.70 per share through the first anniversary after the Option is exercised (the “Option Exercise”), escalating to $0.80 per share after the first anniversary of the Option Exercise, escalating to $0.90 per share after the second anniversary of the Option Exercise, and escalating to $1.00 per share after the third anniversary of the Option Exercise through March 30, 2012 (“Option Conversion Price”); (iii) amend the Convertible Note to provide for mandatory conversion of the 100% principal amount of Convertible Note upon satisfaction of certain stock price and volume criteria as detailed in the Option Agreement; (iv) facilitate the resale of the Option Shares and shares issuable upon conversion of the Convertible Note; (v) amend Section 2.1(f) of the Convertible Note; and (vi) have Nevada Eagle guarantee the obligations under the Convertible Note and grant a first priority security interest in the properties set forth on Schedule A to the Option Agreement (the “Secured Properties”); and

WHEREAS, the Option Exercise was conditioned on the satisfaction of several conditions as set forth in the Option Agreement (the “Option Exercise Conditions”); and

WHEREAS, the Company has paid to the Debtholders the initial payment of $35,000 in consideration for entering into the Option Agreement and the Company has paid to the Debtholders the additional payment of $35,000 necessary to extend the expiration date of the Option Agreement an additional six months, until February 5, 2010; and

WHEREAS, the Company, Nevada Eagle and the Debtholders have determined that it is in the best interest of the Company, its shareholders, Nevada Eagle and the Debtholders to amend the Option Agreement to waive the Option Exercise Conditions, permit the Company to pay the Option Exercise Price through the issuance of a 14 day promissory note (the “Promissory Note”) of the Company and amend Schedule A to reflect changes in the Secured Properties; and

WHEREAS, the Company and the Debtholders concurrently herewith are entering into a separate agreement relating to additional consideration to the Debtholders for entering into this Amendment No. 1 to the Option Agreement (the “Option Consideration Agreement”).

NOW, THEREFORE, for and in consideration of the covenants set forth in the Option Agreement, the Option Consideration Agreement and this Amendment No. 1, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Section 1.2, subsection (a)(i) of the Option Agreement is hereby amended to read as follows:

“five hundred thousand dollars ($500,000) paid (i) in cash, if the Company has received the net proceeds from the private placement of the Company announced on January 22, 2010 (the “Private Placement”) by February 5, 2010; or (ii) by issuance of a $500,000 promissory note to the Debtholders, payable on the earlier of (A) 14 days or (B) from any proceeds of the Private Placement and secured only by the proceeds of the Private Placement (“Option Note”); provided however, that the Company agrees that all proceeds from the Private Placement shall be first used to satisfy the obligations under the Option Note and that if aggregate proceeds of the Private Placement are not available in the amount of $500,000 on or before February 19, 2010, the Option Note will expire, the Option will extinguish, as if unexercised, and the Convertible Note will revert to its original terms, as if the Option had never been exercised.”

2.

Section 1.3 of the Option Agreement is hereby deleted, in full, and the Debtholders hereby waive any and all conditions to the exercise of the Option by the Company, except for the Option expiration date of February 5, 2010, which remains in full force and effect.

3.	Schedule A to the Option Agreement is hereby amended and replaced, in full, by Schedule A hereto.

3.	Capitalized terms not defined herein have the meaning ascribed to them in the Option Agreement.
4.	All other provisions of the Option Agreement shall remain in full force and effect.
5.	This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signatures on Following Page]

            IN WITNESS THEREOF, Gryphon, Nevada Eagle and the Debtholders have executed this Agreement as of the Effective Date.

GRYPHON GOLD CORPORATION

By: _/s/ R. William Wilson___________________

Name: Title:	R. William Wilson Chief Financial Officer

NEVADA EAGLE RESOURCES LLC

By: _/s/ John L. Key__________________________

Name:

Title:

__/s/ Gerald W. Baughman_____________________

Gerald W. Baughman

__/s/ Fabiola Baughman_______________________

Fabiola Baughman

SCHEDULE A

List of Properties

Property:
1.	Velvet
2.	Troy
3.	Regent
4.	Golden Arrow
5.	Gold Spring
6.	Blue Sphinx
7.	Suitcase
8.	Easter
9.	Rosebud
10.	Monte Cristo